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                                                                      Exhibit 99



      VALUE CITY DEPARTMENT STORES, INC. ACQUIRES 100% CONTROL OF VCM LTD.

Columbus, Ohio, February 5, 2002 - Value City Department Stores, Inc. (NYSE:
VCD) announced today that it has reached an agreement with Mazel Stores, Inc. on the termination of their VCM Ltd. joint venture that operates the Health and Beauty Care, Toys and Sporting Goods departments in Value City Department Stores. Value City will now operate these departments and will pay Mazel $8,375,000 for its interest in the venture.

Value City Department Stores, Inc. is a leading off-price retailer currently operating 118 full-line department stores in the Midwest, mid-Atlantic and southeastern U.S., 20 Filene's Basement Stores and 104 better-branded DSW Shoe Warehouse Stores in major metropolitan areas throughout the country.

SOURCE: Value City Department Stores, Inc.

Contact: Jim McGrady, Chief Financial Officer, (614) 478-2300.